Exhibit 2

THE REPORTING PERSONS HAVE REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B−2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

May 4th, 2015

Xerium Technologies, Inc.
c/o Bank of America Merrill Lynch
14101 Capital Blvd
Youngsville, NC 27596

Attention:	Chris Shoemaker
Ben Garey

Dear Sirs:

Thank you for the opportunity to consider a potential transaction with Xerium Technologies, Inc. (“Xerium” or the “Company”).  Based on our longstanding relationship with the Company, continued dialogue with management, and knowledge of the industry, we are enthusiastic about the investment opportunity and would like to indicate our interest in further discussions.

As evidenced by our existing investment, we believe that Xerium fits well within the profile of companies in which American Securities seeks to invest: those with leading, defensible market positions, those operating within industries with stable underlying demand, and those with proven management teams committed to investing in and building their businesses.  Moreover, we believe that our philosophy of partnering with existing management teams, investing with the long-term perspective that our 25-year fund affords, supporting the pursuit of operational excellence and profitable growth, and capitalizing companies conservatively is extremely well-suited to maintaining the Company’s leadership position and to making the investments to continue its profitable growth. Since our initial investment, we have been impressed by management’s success in restructuring and repositioning Xerium for continued growth. Based on our history with the Company, we believe that we are well-positioned to complete our due diligence efficiently and to be a value-added partner post-close.

As you know, American Securities is a private investment firm managing more than $15 billion in committed equity capital.  We are currently investing our sixth fund, which has over $3.6 billion of committed equity, and have already raised our seventh fund with $5.0 billion of committed equity.  As actively engaged investors who work with management on strategic decisions, we aspire to build world-class companies by partnering with and providing resources to support existing management teams.  We have been investing third party capital since 1994 and our consistent track record reflects our commitment to our portfolio companies post-closing and our strong partnership with the men and women who manage our investments.  There is, of course, a great deal more information on our website at www.american-securities.com.

In addition to providing partnership capital, we offer considerable resources to help our portfolio companies achieve their strategic objectives.  Our Resources Group consists of full-time functional experts who are ready to assist management teams in the areas of strategy and market penetration, operational efficiencies, pricing optimization, human capital management, and information technology systems.  Post-closing, the Resources Group professionals are available to assist our management teams in developing and executing their strategies (solely upon their request and at no cost).

299 Park Avenue, 34th Floor | New York, New York 10171 | T (212) 476-8000 | F (212) 697-5524
www.american-securities.com

We are pleased to submit this non-binding indication of interest, the key elements of which are:

1.
Valuation – A newly formed affiliate of American Securities proposes to purchase 100% of the fully diluted shares of the Company’s common stock (excluding those shares currently owned by American Securities and its affiliated funds) based on a per-share valuation of *****. This valuation assumes that (i) our due diligence confirms the historical financials and provides comfort with the financial projections of the Company, (ii) the business is delivered with a level of working capital sufficient to support the ongoing operations of the Company, and (iii) the Company is free of debt and all liabilities other than current operating liabilities at closing.

2.
Financing – We capitalize our companies conservatively to provide them with financial flexibility to pursue growth opportunities and to weather market cycles.  This allows management the ability to focus on growing the business rather than managing the balance sheet and allows them to invest as necessary through all market cycles.  In addition, deploying less leverage allows greater certainty for obtaining financing and speed to close.  The equity component will be provided by funds managed on a discretionary basis by American Securities.

3.
Management – We have been impressed with the Company’s success under the leadership of its current senior managers and believe the management team is of critical value to the Company.  As such, it is important to us that the management team be equity partners with us in the transaction.  Therefore, we would offer the management team the opportunity to invest in the transaction on the same economic terms as American Securities.  American Securities also offers key managers the opportunity to participate in performance-based equity programs that provide the managers with significant participation in value creation.  We have found that this helps align the interests of American Securities and the management and fosters a team environment.

4.
Due Diligence and Timing – Our proposal requires completion of a full due diligence review of the Company, including, but not limited to, meetings with management as well as in-depth operational, financial, sales, marketing, legal, regulatory, labor, insurance, benefits, and tax reviews.  There are no unusual corporate, shareholder, or regulatory approvals that would impede our ability to rapidly close a transaction.  Closing of the transaction would be subject to the negotiation and execution of a mutually satisfactory definitive purchase agreement, containing such representations and warranties and other terms as are customary in transactions of this type.

5.
Confidentiality – Our identity, our proposed purchase price, and the other contents of this indication of interest are strictly confidential and are not to be disclosed to anyone outside the Company, including any other potential purchasers.

6.
Binding Effect – This letter does not constitute an offer to consummate the transaction described herein and the parties hereto have no legal rights or obligations relating to the proposed transaction.

As stated above, this letter is not a binding offer or agreement by American Securities. Any agreement relating to a potential transaction shall be subject to the completion of satisfactory due diligence as described above and the negotiation and execution of an agreement in definitive form and satisfaction of the conditions set forth therein. As such, our legal counsel has advised us that this letter does not constitute a disclosable event for the Company.

299 Park Avenue, 34th Floor | New York, New York 10171 | T (212) 476-8000 | F (212) 697-5524
www.american-securities.com
THE REPORTING PERSONS HAVE REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B−2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

Thank you again for the opportunity to consider a transaction with Xerium.  If you would like any additional information regarding our proposal, please contact Marc Saiontz (212-476-8082, msaiontz@american-securities.com), or Mark Lovett (212-476-8060, mlovett@american-securities.com) at American Securities. We look forward to continuing to work with you.

Very truly yours,

American Securities LLC

Marc Saiontz Managing Director	Mark Lovett Vice President

299 Park Avenue, 34th Floor | New York, New York 10171 | T (212) 476-8000 | F (212) 697-5524
www.american-securities.com

THE REPORTING PERSONS HAVE REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE
“COMMISSION”) PURSUANT TO RULE 24B−2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.